UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 19, 2024

SkyWater Technology, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-40345	37-1839853
(State or Other Jurisdiction of Incorporation)	(Commission File)	(I.R.S. Employer Identification No.)

2401 East 86th Street Bloomington, MN	55425
(Address Of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 851-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	SKYT	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On November 19, 2024, SkyWater Technology, Inc. (the “Company” or “Guarantor”) and its subsidiaries, SkyWater Technology Foundry, Inc., SkyWater Federal, LLC and SkyWater Florida, Inc. (collectively, the “Borrowers”) entered into an Amendment No. 1 to Loan and Security Agreement (the “Amendment”) with Siena Lending Group LLC, as agent (the “Agent”) for Siena Lending Group LLC and GRC SPV Investments, LLC and the other financial institutions party to the Loan Agreement from time to time (the “Lenders”).

The Amendment amends, effective November 19, 2024, that certain Loan and Security Agreement dated as of December 28, 2022 (the “Loan Agreement”) by and among the Agent, the Lenders, the Borrowers, and the Guarantor such that immediately after giving effect to the Amendment, the Loan Agreement will read as set forth in Annex A to the Amendment. Attached hereto as Exhibit 10.1, and incorporated herein by reference, is the Amendment, including Annex A.

Pursuant to the Amendment, the scheduled maturity date of the revolving loan commitment was extended from December 28, 2025 to December 31, 2028.

As reflected in the Amendment, the maximum revolving facility amount was increased from $100 million to $130 million, with each lender having a 50% total revolving loan commitment percentage. A $30 million incremental facility remains available, subject to satisfaction of the conditions listed in the Loan Agreement. Following the Amendment, the borrowing base is increased by the difference between hard costs of eligible new equipment multiplied by the 70% capex advance rate (not to exceed the $25 million capex sublimit) and the capex reserves. This borrowing base difference may be borrowed by the Borrowers as a capex loan. As of the effective date of the Amendment, the capex reserves are initially zero, subject to recalculation on the first day of each month, up to a maximum of $25 million.

Pursuant to the Amendment, the parties also agreed that the equipment advance rate is 50%, without the previous monthly reduction, and the equipment sublimit is $60 million, without the previous monthly recalculation.

The parties agreed to modifications of the applicable margin which is based on the fixed charge coverage ratio. As provided in the Amendment, the revised “Tier III” applicable margin of 4.25% for term SOFR and 3.25% base rate applying from the effective date of the Amendment to the first adjustment date, which will be the first fiscal quarter ended after the effective date of the Amendment. The Borrowers are also obligated to pay to Agent, for its own benefit or the benefit of Lenders, certain customary fees.

The parties also agreed to a revised definition of EBITDA that adds newly specified amounts to net income, although the aggregate of the newly specified amounts that may be added back pursuant to the amended definition may not exceed 17.5% (or such higher amount as otherwise agreed by the Required Lenders in their reasonable discretion) of EBITDA in the aggregate for any measurement period. In connection with this revised definition of EBITDA, the parties agreed to delete the previous schedule setting forth EBITDA amounts for relevant periods.

The foregoing description of the Amendment is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following documents are filed as exhibits to this report:

Exhibit No.	Description of Exhibit

10.1	Amendment No. 1 to Loan and Security Agreement, dated as of November 19, 2024, among Siena Lending Group LLC, as Agent; Siena Lending Group LLC and GRC SPV Investments, LLC, as Lenders; SkyWater Technology Foundry, Inc., SkyWater Federal, LLC and SkyWater Florida, Inc., as Borrowers; and SkyWater Technology, Inc., as Guarantor, including Annex A thereto which is that certain Loan and Security Agreement, dated as of December 28, 2022, as amended November 19, 2024.

104	Cover Page Interactive Data File (formatted as inline XBRL).

*

This filing excludes certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K, which SkyWater Technology, Inc. agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SkyWater Technology, Inc.

	By:	/s/ Thomas J. Sonderman
Thomas J. Sonderman
Chief Executive Officer

Date: November 25, 2024

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